Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258367

PROSPECTUS SUPPLEMENT No. 3

(to Prospectus dated August 10, 2021)

13,753,387 Shares

of Class A Common Stock

This prospectus supplement supplements the prospectus dated August 10, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-258367). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on September 15, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the sale or other disposition from time to time of up to 13,753,387 shares of our Class A common stock, which are held by the selling stockholders named in this prospectus (the “Selling Stockholders”). The shares of Class A common stock covered by this prospectus were previously issued by us in connection with our acquisition of Access Physicians Management Services Organization, LLC (“Access Physicians”) pursuant to the Membership Interest and Stock Purchase Agreement dated March 26, 2021 (the “Purchase Agreement”), by and among us, Access Physicians, HEP AP-B Corp., Health Enterprise Partners III, L.P., the persons listed on Exhibit A thereto (collectively with Health Enterprise Partners III, L.P., the “Sellers”), and AP Seller Rep, LLC, as representative of the Sellers, pursuant to which we, among other things, acquired Access Physicians.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “TLMD.” The last reported sale price of our Class A common stock on September 14, 2021, was $2.84 per share.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 15, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2021

SOC TELEMED, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39160	84-3131208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1768 Business Center Drive, Suite 100

Reston, Virginia 20190

 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (866) 483-9690

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	TLMD	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	TLMDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2021, SOC Telemed, Inc. (the “Company”) announced that Christopher K. Knibb, the Company’s Chief Financial Officer, has resigned, effective September 23, 2021, to pursue other opportunities. Until a permanent replacement for Mr. Knibb has been named, David R. Fletcher will serve as the Company’s interim Chief Financial Officer.

The Company entered into a Transition Services Agreement, dated September 14, 2021, with Mr. Knibb pursuant to which he has agreed to cooperate with and provide consulting services as reasonably requested by the Company until December 31, 2021 following his departure date (the “Consulting Period”). Under the terms of the Transition Services Agreement, subject to delivery of a release of claims by Mr. Knibb, the Company has agreed to pay Mr. Knibb $2,000 per week. The Transition Services Agreement may be terminated by either party at any time without prior notice; provided, that if the Company terminates the agreement prior to the expiration of the Consulting Period within the Consulting Period, the Company will pay Mr. Knibb a one-time payment in the amount of the remaining weekly fees Mr. Knibb would have received if the Consulting Period had continued through December 31, 2021. The foregoing description of the Transition Services Agreement is qualified in its entirety by reference to the full text of the Transition Services Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

Since 2012, Mr. Fletcher, age 61, has been a financial consultant focusing on interim chief financial officer and interim senior financial executive roles at healthcare services, technology, and services industry companies, sponsored by leading private equity firms. Prior to serving in these roles, he served as Chief Financial Officer Partner of Tatum, a Randstad company, a professional and interim services firm, from 2009 to 2012, and was acting Chief Financial Officer for Flotek Industries, Inc. and as acting Chief Financial Officer with Envela Corp., among other interim financial executive roles, during his tenure. Prior to that, from 2007 to 2008, he served concurrently as Executive Vice President and Chief Financial Officer of three publicly traded companies: American Realty Investors, Inc., Transcontinental Realty Investors Inc., and Income Opportunity Realty Investors. Previously, Mr. Fletcher was Executive Vice President and Chief Financial Officer of a wholly-owned subsidiary of Tarragon Corporation. Mr. Fletcher was previously employed as a senior manager with Deloitte LLP and as a commercial real estate loan officer with Bank of America. Mr. Fletcher holds a Master of Business Administration with a concentration in finance from the McCombs Graduate School of Business at The University of Texas at Austin, graduating as a Sord Scholar. Mr. Fletcher also holds a Bachelor of Business Administration degree from The University of Iowa.

In connection with Mr. Fletcher’s appointment, the Company entered into an Interim Services Agreement (the “Interim Services Agreement”) with Randstad Professionals US, LLC (d/b/a Tatum) (“Tatum”). Pursuant to the terms of the Interim Services Agreement, Mr. Fletcher will continue to be employed by Tatum during the term of his service to the Company, and the Company will pay $20,000 per week in professional fees for Mr. Fletcher’s service as interim Chief Financial Officer. The Interim Services Agreement may be terminated by either party at any time by written notice to the other party, subject to the payment of fees and expenses incurred by Tatum through the date of the termination. The foregoing description of the Interim Services Agreement is qualified in its entirety by reference to the full text of the Interim Services Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

In connection with his appointment, Mr. Fletcher is also expected to enter into the Company’s standard form of indemnification agreement for its executive officers, which requires the Company to, among other things, indemnify its executive officers against liabilities that may arise by reason of their status or service. The agreement also requires the Company to advance all expenses incurred by executive officers in investigating or defending any action, suit or proceeding. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K (No. File 001-39160) filed on November 5, 2020, and is incorporated by reference herein.

There are no family relationships between Mr. Fletcher and any director or executive officer of the Company, and Mr. Fletcher has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOC Telemed, Inc.

Date: September 15, 2021	By:	/s/ Eunice Kim
	Name:	Eunice Kim
	Title:	General Counsel and Corporate Secretary

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